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                                                                    EXHIBIT 23.1

                       CONSENT OF INDEPENDENT ACCOUNTANTS


    We consent to the inclusion in this registration statement on Form S-1 (File No. 333-37633) relating to the registration of 2,500,000 shares of $0.001 par value common stock of our report dated January 21, 1998, on our audit of the financial statements of Pentegra Dental Group, Inc. as of September 30, 1997 and for the period from inception, February 21, 1997, through September 30, 1997, which refers to restatement of the financial statements to value shares of common stock issued to a member of management at the Company's initial public offering price. We also consent to the reference to our firm under the caption "Experts."


                                          /s/ COOPERS & LYBRAND L.L.P.


Houston, Texas
January 22, 1998